Exhibit 10.27

WABASH NATIONAL CORPORATION
2004 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

      Wabash National Corporation, a Delaware corporation (the “Company”), hereby grants an option to purchase shares of its common stock, $.01 par value (the “Stock”), to the optionee named below. The terms and conditions of the option are set forth in this cover sheet, in the attachment and in the Company’s 2004 Stock Option and Incentive Plan (the “Plan”).

Grant Date: March 7, 2005

Name of Optionee: William P. Greubel

Optionee’s Social Security Number:                      -                      -

Number of Shares Covered by Option: 25,360

Option Price per Share: $26.93

           Vesting Start Date: March 7, 2005

      By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Optionee:	/s/ William P. Greubel

(Signature)

Company:	/s/ Cynthia J. Kretz

(Signature)

	Title:	Vice President, General Counsel and Corporate Secretary
Attachment

           This is not a stock certificate or a negotiable instrument.

WABASH NATIONAL CORPORATION
2004 STOCK OPTION AND INCENTIVE PLAN
STOCK OPTION AGREEMENT

Vesting	This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase shares of Stock under this option vests as to:

— one-third (1/3) of the total number of shares covered by this option, as shown on the cover sheet (the “Option Shares”), on the first anniversary of the Vesting Start Date (“Anniversary Date”), provided you then continue in Service.

— provided you then continue in Service, one-third (1/3) of the Option Shares shall vest on the second Anniversary Date and one-third (1/3) shall vest on the third Anniversary Date.

Term	Your option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier if your Service terminates, as described below.

Regular Termination	If your Service terminates for any reason, other than death, Disability, Retirement, a Change in Control, or Termination by the Company with or without Cause, then your option will expire at the close of business at Company headquarters on the 90th day after your termination date.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option and the option shall immediately expire.

Termination Without Cause	If your Service is terminated by the Company without Cause, then your vested options shall expire at the close of business one (1) year after your termination date. Any and all unvested options are forfeited as of your date of termination.

Death	If your Service terminates because of your death, then your option will expire at the close of business at Company headquarters on the date three (3) years after the date of death. During that 3-year period, your estate or heirs may exercise the vested portion of your option. In addition, if you die during the 90-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability or Termination by the Company with or without Cause ) or during the one (1) year period described in connection with a Termination Without Cause, and a vested portion of your option has not yet been exercised, then your option will instead expire on the date 3 years after your termination date. In such a case, during the period following your death up to the date 3 years after your termination date, your estate or heirs may exercise the vested portion of your option.

Disability	If your Service terminates because of your Disability, then your option will continue to vest as if your Service had not terminated and expire at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the cover sheet.

Retirement	For the purpose of this Agreement, “Retirement” means your termination of Service on or after July 1, 2007, if such termination is approved by the Compensation Committee (both as to timing and associated conditions) as a Retirement.

If your Service terminates due to Retirement and you comply with any non-competition and non-solicitation agreements imposed by the Compensation Committee for the three year period following your Retirement, your option will continue to vest as if your Service during such period had not terminated and your option will expire at the close of business at Company headquarters on the date that is the earlier of five (5) years from your date of your Retirement and the 10th anniversary of the Grant Date, as shown on the cover sheet. Vesting of your option shall cease, and your option shall immediately expire, if you fail to comply with the non-competition and non-solicitation agreements imposed by the Compensation Committee during the three year period following Retirement.

Leaves of Absence	For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise	When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase (in an amount of at least 100 shares generally, as explained above). Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your Notice of Exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•	Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•	Shares of Stock which have already been owned by you for more than six months and which are surrendered to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

•	To the extent a public market for the Stock exists as determined by the Company, by delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes.

Withholding Taxes	You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Transfer of Option	During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option in any other way.

Retention Rights	Neither your option nor this Agreement gives you the right to be retained by the Company (or any Parent, Subsidiaries or Affiliates) in any capacity. The Company (and any Parent, Subsidiaries or Affiliates) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s shares has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Forfeiture of Rights	If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your rights under your option and this Agreement, including, but not limited to, the right to cause: (i) a forfeiture of any outstanding option, and (ii) with respect to the period commencing 12 months before your termination of Service with the Company and ending 12 months following such termination of Service (A) a forfeiture of any gain recognized by you upon the exercise of an option or (B) a forfeiture of any Stock acquired by you upon the exercise of an option (but the Company will pay you the option price without interest). Unless otherwise specified in an employment or other agreement between the Company and you, you will be deemed to have taken actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the Company or any of its Affiliates is engaged during your employment or other relationship with the Company or its Affiliates or at the time of your termination of Service. Under the prior sentence, ownership of less than 1% of the securities of a public company shall not be treated as an action in competition with the Company.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this option and the option price per share shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement re defined in the Plan, and have the meaning set forth in the Plan.

Nonqualified Stock Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Consent to Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this option grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Human Resources Department to request paper copies of these documents

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.